For Period Ending 06/30/00
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MM Mid Cap Growth Equity Fund

On January 31, 2000, Registrant purchased 1,900 shares issued by Sequenom Industrial at a price of $26 per share, amounting to a $49,400 aggregate purchase price. Morgan Stanley Dean Witter was the broker from whom the Fund purchased shares.

On February 3, 2000, Registrant purchased 5,700 shares issued by Dobson Communications at a price of $22 per share, amounting to a $125,400 aggregate purchase price. Morgan Stanley Dean Witter was the broker from whom the Fund purchased shares.

On February 3, 2000, Registrant purchased 100 shares issued by Avanex Corporation at a price of $36 per share, amounting to a $3,600 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.

On February 11, 2000, Registrant purchased 5,300 shares issued by Flag Telecom Holdings at a price of $24 per share, amounting to a $127,200 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.

On February 15, 2000, Registrant purchased 3,200 shares issued by Savvis Communications at a price of $24 per share, amounting to a $76,800 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.

On March 9, 2000, Registrant purchased 8,400 shares issued by GT Group Telecom at a price of $14 per share, amounting to a $117,600 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.

On March 13, 2000, Registrant purchased 1,600 shares issued by Digitas at a price of $24 per share, amounting to a $38,400 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.

On April 26, 2000, Registrant purchased 3,400 shares issued by Time Warner Telecom at a price of $50 per share, amounting to a $170,000 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller, Anderson & Sherrerd (MAS) participated in the underwriting syndicate. Morgan Stanley Dean Witter was also the broker from whom the Fund purchased shares.